200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CONFIRMS NASDAQ COMPLIANCE

Ft. Lauderdale, FL, October 15, 2009 – SMF ENERGY CORPORATION (NASDAQ: FUELD) (the “Company”), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced that it has received a letter from Nasdaq confirming that the Company has reestablished compliance with Nasdaq Marketplace Rule 5450(a)(2), requiring a $1 minimum closing bid price.

The Company was required to demonstrate compliance with the minimum closing bid price requirement by October 15, 2009, which it accomplished after completing a 1 for 4.5 reverse stock split effective October 1, 2009.  As a result of the reverse stock split, the Company’s trading symbol was temporarily changed from FUEL to FUELD for a period of twenty (20) trading days beginning October 1st.  The Company’s trading symbol is expected to revert to FUEL on October 29th.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented, “We are pleased to have reaffirmed our Nasdaq listing which offers our shareholders and the investment community high visibility and enhanced liquidity for our stock.  This acknowledgement of our continuing Nasdaq listing further complements our dramatically improved financial performance as reflected in SMF’s recently released Form 10-K and enhanced financial condition post our June 2009 recapitalization.”

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2009.